ICON Health & Fitness, Inc. Results of Operations for the three months ended September 3, 2005 October 18, 2005

For the three months ended September 3, 2005, ICON Health & Fitness, Inc. (the "Company") reported net sales of $144.2 million, compared to $134.6 million for the three months ended August 28, 2004, which represents a $9.6 million, or a 7.1% increase over the corresponding three-month period ended August 28, 2004. This increase in sales can be attributed to increased customer demand for our products.

Net loss for the three months ended September 3, 2005 was $24.8 million, compared to net loss of $20.8 million for the three months ended August 28, 2004. Net loss before taxes and discontinued operations for the three months ended September 3, 2005 was $22.0 million, compared to a net loss before taxes and discontinued operations of $26.4 million for the three months ended August 28, 2004. The provision for taxes for the three months ended September 3, 2005 was $1.3 million compared to a benefit of $8.3 million in the three months ended August 28, 2004. This increase can be attributed to a deferred tax valuation allowance. Accounting guidelines suggest that when a company has a cumulative loss over a three-year period that a valuation allowance should be provided. Although the Company has income in two of the last three years, the loss in the third year exceeded the cumulative income in the previous two years. The Company has recorded a valuation allowance of approximately $40.0 million on its net deferred tax assets. Depreciation and amortization for three months ended September 3, 2005 was $8.1 million compared to $5.8 million for the three months ended August 28, 2004. Interest expense, including amortization of deferred financing fees, for the three months ended September 3, 2005 was $7.1 million versus the prior year's comparable period interest expense and amortization of deferred financing fees of $6.3 million. The loss from discontinued operations for the three months ended September 3, 2005 net of a tax benefit of $1.0 million was $1.5 million compared to a loss on discontinued operations of $2.7 million net of tax benefit of $1.6 million for the three months ended August 28, 2004.

Income before interest expense, income tax expense, depreciation and amortization and certain non-recurring items ("EBITDA") for the three months ended September 3, 2005 was negative $6.7 million compared to a negative $14.5 million for the three months ended August 28, 2004. The loss on discontinuing operations incurred in the period ended September 3, 2005 meets the definition of "non-recurring" in relevant SEC guidelines. To supplement our consolidated financial statements presented in accordance with GAAP, we use the non-GAAP measure of EBITDA which is adjusted from our GAAP results to exclude certain expenses. These non-GAAP adjustments are provided to enhance the reader's overall understanding of our current financial performance and our prospects for the future. We believe the non-GAAP results provide useful information to both management and investors by excluding certain expenses that we believe are not indicative of our core operating results. The non-GAAP measures are included to provide us and investors with an alternative method for assessing our operating results in a manner that is focused on the performance of our ongoing operations and to provide a more consistent basis for comparison between quarters. For example, EBITDA can be used to measure our ability to service debt, fund capital expenditures and expand our business. Further, these non-GAAP results are one of the primary indicators we use for planning and forecasting in future periods. In addition, since we have historically reported non-GAAP results to the investment community, we believe the inclusion of non-GAAP numbers provides consistency in our financial reporting. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with accounting principles generally accepted in the United States.

This information should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States, nor should it be considered as an indicator of our overall financial performance. Our calculation of EBITDA may be different from the calculation used by other companies and, therefore, comparability may be limited.

The following table reconciles net income (loss) to EBITDA for the first quarter ended September 3, 2005 and August 28, 2004:

September 3, 2005	August 28, 2004

Net loss	$(24.8)	$(20.8)
Add back:
Depreciation and amortization	8.1	5.6
Provision for income tax	0.4	(9.9)
Interest expense	6.7	6.0
Amortization of deferred financing fees	0.4	0.3
Discontinued operations	2.5	4.3

EBITDA	$(6.7)	$(14.5)

The following table reconciles cash flow from operating activities to EBITDA for the first quarter ended September 3, 2005 and August 28, 2004:

September 3, 2005	August 28, 2004

Cash used in operating activities	$(19.1)	$(47.8)
Net change in operating assets
and liabilities	(0.2)	44.1
Interest expense	6.7	6.0
Discontinued operations	2.5	4.3
Current income tax (benefit) provision	3.4	(21.1)

EBITDA	$(6.7)	$(14.5)

Total assets as of September 3, 2005 and May 31, 2005 were $404.7 million and $460.7 million, respectively. The decrease in assets was primarily attributable to the decreases in accounts receivable, fixed assets and discontinued assets. Accounts receivable decreased as a result of lower sales in the first quarter of fiscal 2006 versus the fourth quarter of fiscal 2005 and partially due to decreased direct response receivables which are financed over a longer period of time. The decrease in fixed assets can be attributed to the disposal of our interest in China. The increase in inventory can be attributed to the seasonal build-up that will carry us through the upcoming busy season. Net debt (current portion of long-term debt plus long-term debt less cash) for the period ended September 3, 2005 and the period ended May 31, 2005 was $285.3 million and $282.1 million, respectively. This increase represents the change in cash for the period. Capital expenditures were $3.5 million for the period ended September 3, 2005 compared to capital expenditures of $4.7 million for the period ended August 28, 2004.

The Company is one of the largest manufacturers and marketers of fitness equipment. The Company is headquartered in Logan, Utah and has approximately 3,600 employees worldwide. The Company develops, manufactures and markets fitness equipment under the following Company-owned brand names: ProForm, NordicTrack, Weslo, HealthRider, Image, Weider, Epic, Free Motion Fitness and, under license, Reebok and Gold's Gym.

The market for exercise equipment is highly seasonal, with peak periods occurring from late fall through early spring. As a result, the first and fourth quarters of every year are generally the Company's weakest periods in terms of sales. During these periods, the Company builds product inventory to prepare for the heavy demand anticipated during the peak season. This operating strategy helps the Company to realize the efficiencies of a steady pace of year-round production.

The Company will hold a conference call with investors on Wednesday, October 19, 2005; at 4:30 p.m. EST to discuss its financial results for the three months ended September 3, 2005 filed on Form 10-Q with the Securities and Exchange Commission on October 18, 2005. The Form 10-Q can be accessed at www.sec.gov. ICON Chairman and CEO, David J. Watterson and CFO, Fred Beck, will co-host the call. To participate by phone, please dial 888-790-5444. Callers should ask to be connected to the "ICON EARNINGS" conference call.

A telephonic playback will be available approximately one hour after the call ends through 11:29 P.M. (CT), October 26, 2005. To listen to the playback, please dial 800-677-4660.

This press release contains forward-looking statements that involve a variety of business risks and other uncertainties that could cause actual results to differ materially. These risks and uncertainties include the possibility of changes or fluctuations in global economic conditions; currency exchange rates; product demand and industry capacity; competitive products and pricing; availability and costs of critical components and materials; new product development and commercialization; order activity and demand from major customers; the mix of sales between high margin and low margin products; possible disruption in commercial activities due to terrorist activity and armed conflict; ability to obtain financing and capital on commercially reasonable terms; acquisition and divestiture activities; the level of excess or obsolete inventory; the ability to enforce patents; product and components performance issues; and litigation. These and other risk factors are identified in the Company's filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the day that they are made, and the Company undertakes no obligation to update them in light of new information or future events.

For more information, please contact:

Fred Beck
CFO and Treasurer
Tel. 1-435-786-5000
fbeck@iconfitness.com